EXHIBIT 99.1.3
CONTACT:
Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com
OFFICE DEPOT NAMES CHUCK RUBIN,
PRESIDENT, NORTH AMERICAN RETAIL
Delray Beach, Fla., January 23, 2006 — Office Depot (NYSE: ODP), a leading global provider of office products and services, today named Chuck Rubin, President, North American Retail, a new position within the Company. Rubin was formerly Office Depot’s Executive Vice President, Chief Merchandising Officer and Chief Marketing Officer.
In his new role, Rubin will be responsible for leading Office Depot’s retail business in North America, including store operations, merchandising, marketing, real estate, and construction.
“Chuck’s strong record in fiscal and operational management, retail savvy and leadership skills, make him the perfect choice to lead our integrated retail efforts,” said Steve Odland, Chairman and CEO of Office Depot, to whom Rubin will continue to report. “With Chuck at the helm, we intend to continue to drive profitable growth in our stores, fortify our brand through new business opportunities, and differentiate our Company in the marketplace.”
Since joining Office Depot in 2004, Rubin has successfully implemented several new marketing and merchandising concepts. He was an instrumental partner in the launch of the Company’s award-winning M2 retail format, created a new national sponsorship platform featuring NASCAR and Roush Racing star Carl Edwards, and significantly expanded the selection of private brand products and exclusive offerings.
“Chuck has demonstrated an unwavering focus on return on investment — deftly balancing the creative aspects inherent in marketing with the bottom-line requirements of a multi-channel office products and services business,” Odland noted. “His ability to rally the organization around sales-generating programs has contributed greatly to the excellent results achieved by both our Retail and Business Services divisions.”
Office Depot also announced today that Rick Lepley, Executive Vice President, North American Retail since March 2004, is retiring and will be leaving the Company on May 1.
“Rick has done an outstanding job for Office Depot in various organizational functions around the globe,” Odland said. “We are grateful for his many contributions to our retail growth here in the U.S. as well as his help in building our businesses in Japan and Eastern Europe.”

About Chuck Rubin
Before joining Office Depot, Rubin was a partner with Accenture. During his six years with the consulting firm, he led engagements across retail formats, including the department store, specialty store and e-commerce channels, as well as new business startups. His results-proven experience included helping companies improve sales, marketing, pricing, supply chain and store operations strategies and implementation tactics.
Prior to joining Accenture, Rubin spent six years in the sporting goods specialty retail business where he served as General Merchandise Manager and a member of the Executive Committees for two publicly held companies.
Rubin began his career with Federated Department Stores where he spent 11 years in merchandising and store management.
He holds a B.A. degree from Brandeis University.
About Office Depot
With annual sales of over $14 billion, Office Depot provides more office products and services to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 23 countries and employs 47,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, Viking Direct®, Guilbert®, and Tech Depot® brand names.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. With over $3.1 billion in online sales, the Company is the world’s number three Internet retailer. As of September 24, 2005, Office Depot has 1,009 retail stores in North America. Internationally, the Company conducts wholly-owned operations in 14 countries, and operates retail stores under joint venture and license arrangements in another seven countries.
The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.